EXHIBIT 10.15C

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE (this “Amendment”) is entered into as of December 14, 2021, by and among the entities listed on Schedule A attached hereto (collectively, and together with their respective successors and assigns, “Landlord”), the entities listed on Schedule B attached hereto (collectively, and together with their respective successors and assigns, “Tenant”) and, solely for the purposes of the penultimate paragraph of Section 1.1 of the Lease (as defined below), Propco TRS LLC, a Delaware limited liability company (“Propco TRS”).

RECITALS

WHEREAS, Landlord, Tenant and, solely for the purposes of the penultimate paragraph of Section 1.1 of the Lease, Propco TRS, are parties to that certain Lease, dated as of December 6, 2019 (collectively with and as amended by that certain First Amendment to Lease between Landlord and Tenant, dated as of May 5, 2020, the “Lease”), pursuant to which Landlord leases to Tenant, and Tenant leases from Landlord, certain real property as more particularly described in the Lease;

WHEREAS, pursuant to that certain Option to Purchase Real Estate Agreement, dated as of May 10, 2021, by and between Hanson Aggregates Pennsylvania LLC (“Purchaser”) and Mountaineer Park, Inc., a West Virginia corporation (“Mountaineer Tenant”), Mountaineer Tenant agreed to cause certain real property, together with all buildings and other improvements located thereon, located in Hancock County, West Virginia, and more particularly described on Annex A attached hereto (“Property”) to be sold and conveyed by Mountaineer CRR LLC, a Delaware limited liability company (“Mountaineer Landlord”) to Purchaser (the “Transaction”);

WHEREAS, Mountaineer Landlord has consented to the Transaction and, accordingly, has agreed to convey the Property to Purchaser, which conveyance is being effectuated on the date hereof; and

WHEREAS, in connection with the Transaction, the Property will be severed from the Lease; and

WHEREAS, in connection with the Transaction, the parties hereto desire to amend the Lease as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.Definitions.  Except as otherwise defined herein, all capitalized terms used herein without definition shall have the meanings applicable to such terms, respectively, as set forth in the Lease.

2.Amendments to the Lease for the Transaction.  Effective as of the date hereof:

A.Termination of the Lease as to the Property.

i.the Lease is hereby terminated with respect to the Property, the Property no longer constitutes Leased Property under the Lease, and neither Landlord nor Tenant has any further liabilities or obligations under the Lease, from and after the date hereof, in respect of the Property (provided that any such liabilities or obligations first arising prior to such date shall not be terminated, limited or affected by or upon entry into this Amendment); and

ii.the Guaranty hereby automatically, and without further action by any party, ceases to apply with respect to any Obligations (as defined in the Guaranty) with respect to the Property to the extent first arising from and after the date hereof (provided that any such Obligations first arising prior to such date shall not be terminated, limited or affected by or upon entry into this Amendment).  The term “Property” refers to the Land set forth on Annex A hereto.

B.Rent.  Except solely as provided in Section 2.A., the rights, benefits, liabilities and obligations of the parties under the Lease shall remain unchanged in any respect.  Without limitation of the preceding sentence, Landlord and Tenant hereby expressly acknowledge and agree that there shall be no reduction in the Rent under the Lease as a result of the removal of the Property from the Lease or otherwise as a result of the Transaction.

C.Revisions to Exhibits and Schedules to the Lease.  The Exhibits and Schedules to the Lease are hereby amended as follows:

i.Legal Description.  The legal descriptions with respect to the Leased Property set forth on Exhibit B annexed to the Lease are hereby amended such that the legal description with respect to the Property, as set forth on Annex A attached hereto, is hereby deleted from said Exhibit B.

3.No Other Modification or Amendment to the Lease.  The Lease shall remain in full force and effect except as expressly amended or modified by this Amendment.  From and after the date of this Amendment, all references in the Lease to the “Lease” shall be deemed to refer to the Lease as amended by this Amendment.  For the avoidance of doubt, the Lease shall continue in full force and effect with respect to the balance of the Leased Property (other than the Property as of the date hereof in accordance with Section 2.A. of this Amendment).

4.Governing Law; Jurisdiction.  This Amendment shall be construed according to and governed by the laws of the jurisdiction(s) specified by the Lease without regard to its or their conflicts of law principles.  The parties hereto hereby irrevocably submit to the jurisdiction of any court of competent jurisdiction located in such applicable jurisdiction in connection with any proceeding arising out of or relating to this Amendment.

5.Counterparts.  This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.  Facsimile and/or .pdf signatures shall be deemed to be originals for all purposes.

6.Effectiveness.  This Amendment shall be effective, as of the date hereof, only upon execution and delivery by each of the parties hereto.

7.Miscellaneous.  If any provision of this Amendment is adjudicated to be invalid, illegal or unenforceable, in whole or in part, it will be deemed omitted to that extent and all other provisions of this Amendment will remain in full force and effect.  Neither this Amendment nor any provision hereof may be changed, modified, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of such change, modification, waiver, discharge or termination is sought.  The paragraph headings and captions contained in this Amendment are for convenience of reference only and in no event define, describe or limit the scope or intent of this Amendment or any of the provisions or terms hereof.  This Amendment shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives, all as of the date hereof.

LANDLORD:

LADY LUCK C LLC CAPE G LLC MONTAINEER CRR LLC each a Delaware limited liability company

By:	/s/ John W. R. Payne
Name:	John W. R. Payne
Title:	President

TENANT:

IOC-CAPE GIRARDEAU LLC, a Missouri limited liability company, IOC-CARUTHERSVILLE, LLC, a Missouri limited liability company, MOUNTAINEER PARK, INC., a West Virginia corporation

By:	/s/ Margaret Stapleton
Name:	Margaret Stapleton
Title:	Chief Financial Officer